Exhibit 10.3


                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of the 9th day of August, 1999, by and between INDEPENDENT COMMUNITY BANKSHARES, INC., a Virginia corporation ("ICBI"), ROBERT C. GILKISON ("Gilkison") and JAMES
H. PATTERSON ("Patterson"), both Virginia residents and each a shareholder of GILKISON & PATTERSON INVESTMENT ADVISORS, INC., a Virginia corporation ("G&P") (Gilkison and Patterson being sometimes individually referred to hereinafter as a "Shareholder" and collectively referred to hereinafter as the "Shareholders").


                                    RECITALS:

         A. Gilkison and Patterson each own 4,950 of the 10,000 currently issued and outstanding shares of the common stock of G&P.

         B. ICBI owns 100 of the 10,000 currently issued and outstanding shares of the common stock of G&P.

         C. ICBI, Gilkison and Patterson are parties to a Shareholder Agreement dated as of the date hereof (the "Shareholder Agreement"), whereby Gilkison and Patterson have agreed to vote their shares in favor of the merger of G&P into The Tredegar Trust Company, a wholly owned subsidiary of ICBI ("TTC"), pursuant to that certain Agreement and Plan of Reorganization dated as of the date hereof and entered into by and among ICBI, G&P and TTC (the "Merger Agreement").

         D. Under the terms of the Merger Agreement, upon consummation of the merger of G&P into TTC, Gilkison and Patterson will each receive a combination of cash and shares of ICBI common stock with an aggregate value of One Million, Nine Hundred Thousand Dollars ($1,900,000.00) in return for all of their respective shares of G&P common stock.

         E. In order to ensure that shares of G&P common stock held by Gilkison and Patterson are voted in accordance with the terms of the Shareholder Agreement, and in consideration of the parties' agreements and covenants therein, the amounts paid to Gilkison and Patterson thereunder, and the covenants and agreements herein set forth, the parties agree that it is in their mutual best interest to provide for the purchase of Gilkison and/or Patterson's shares in the event of their death in the period between the date hereof and the date upon which the Merger Agreement terminates (the "Termination Date") in the manner hereafter set forth.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree and covenant as follows:

         1. Restricted Shares. All of the shares of G&P common stock now owned or hereafter acquired by the Shareholders, all shares of stock of G&P received as a dividend on such shares, and all shares of stock or other securities of G&P or of any other entity into which such shares shall be changed, or for which such shares shall be exchanged, whether through reorganization, recapitalization, stock splits, combinations of shares, merger or consolidation (collectively, the "Shares") shall be subject to the provisions of this Agreement.

         2. Restriction on Transfer. No Shareholder, nor any successor, assignee or other representative of any Shareholder, shall sell, pledge, assign, encumber, hypothecate or otherwise transfer or dispose of (hereafter "Transfer") all or any portion of his Shares whether by gift, pledge, sale, assignment, transfer by operation of law, or any other method of disposition, except in accordance with and subject to the terms of the Shareholder Agreement.

         3. Purchase of Stock upon Death. Subject to the limitations set forth in Sections 8 and 9 hereof, upon the death of any Shareholder (hereinafter referred to as the "Deceased Shareholder"), ICBI shall purchase from the Deceased Shareholder's estate, and the personal representative of the Deceased Shareholder's estate shall sell to ICBI, all of the Shares owned by the Deceased Shareholder at the date of his death in return for One Million Nine Hundred Thousand Dollars ($1,900,000.00) in cash (the "Purchase Price"). The Purchase Price shall be paid to such personal representative of the Deceased Shareholder's estate in accordance with Section 5 of this Agreement.

         4. Full Value of Stock. The parties agree that the Purchase Price represents the full value of all of the Shares of the Deceased Shareholder; that, except as otherwise provided in this Agreement, such value shall in no manner be altered; and that all assets, both tangible and intangible, including the accounts receivable, good will and trade name of G&P, as well as all liabilities, including mortgages, liens, or other encumbrances of any kind whatsoever, if any, of or upon the assets of G&P, have been considered in determining such Purchase Price.

         5. Payment of Purchase Price on Death. Subject to the limitations set forth in Sections 8 and 9 hereof,, in the event of the death of a Shareholder, the Purchase Price shall be paid, in full, from the proceeds of the insurance policies purchased by ICBI in accordance with Section 8 and attached hereto as Exhibit B to the Deceased Shareholder's personal representative within ninety (90) days after the later of (i) the date of death of the Deceased Shareholder and (ii) ICBI's receipt of such proceeds; provided, however, that ICBI shall apply for such proceeds in the manner set forth in the attached policy of insurance within thirty (30) days of its receipt of notice of the death of the Deceased Shareholder..



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

         6. Transfer of Shares. Simultaneously with the receipt of the Purchase Price by the personal representative of the Deceased Shareholder's estate, such personal representative shall endorse and deliver all certificates evidencing the Deceased Shareholder's Shares to ICBI.

         7. Legend to be Placed on Stock Certificates. All certificates for Shares issued by G&P to any Shareholder, whether now outstanding or issued hereafter, shall bear the following legend:

         "The shares of Stock represented by this Certificate are held subject to the terms, conditions, restrictions on transfer and rights set forth in a certain Stock Purchase Agreement, dated August 9, 1999, entered into between the holders of the Stock of this Corporation, as such Agreement may be amended from time to time. A copy of such Agreement, together with all amendments thereto, if any, is on file at the principal office of the Corporation."

         8. Insurance. ICBI shall apply for, own, and be the beneficiary of life insurance policies insuring against the death of each shareholder and paying to ICBI upon the death of the insured a death benefit equal to not less than the Purchase Price. Each Shareholder shall take any actions reasonably required to secure or maintain the insurance policies ICBI is required to own under this Section 8, including but not limited to submitting to reasonable physical examinations and providing any medical information required by the insurer. Upon issuance of such policies, ICBI shall cause the appropriate information to be recorded on Exhibit A hereto, and the Shareholders and ICBI shall execute an amendment, consistent with Section 11 hereof, ratifying such changes and causing the amended Exhibit A to become a part of this Agreement. ICBI may acquire any additional policies of life insurance that ICBI may deem necessary or appropriate to carry out this Agreement, and each Shareholder shall cooperate fully in any such acquisitions.

         9. Obligations of ICBI Voidable Upon Failure of Insurance. In the event that ICBI is with reasonable diligence unable to obtain the policies of life insurance required by Section 8 hereof, whether due to the uninsurability of any Shareholder or for any other reason, or the issuer of such policies shall for any reason fail or refuse to pay to ICBI the death benefits therein set forth upon the death of any Shareholder, then ICBI may, in its sole and absolute discretion, unilaterally terminate this Agreement and thereafter be excused from performance of its obligation to purchase the Deceased Shareholder's Shares as set forth herein. The parties acknowledge and agree that this Agreement is intended to protect ICBI against the risk of the death of either or both Shareholders prior to the termination of the Merger Agreement or the merger of G&P into TTC in accordance with its terms. The parties therefore further agree that ICBI shall be under no obligation other than as set forth herein to take more than reasonable measures to secure the policies of life insurance required by Section 8 hereof or to contest in any manner a determination by the issuer of such policies that the death benefits provided thereunder are not payable upon the death of the insured Shareholder.

         10. Payment of Premiums. ICBI shall pay the premiums on any insurance policies that ICBI is required to own under Section 8 of this Agreement. All dividends on any such policies will be applied to the payment of premiums.



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

         11.      Amendment  of  Agreement.   This  Agreement  may  be  altered,
amended, waived in whole or in part or terminated only by a writing executed by ICBI and the Shareholders.

         12.      Termination.   This   Agreement   shall   terminate  upon  the
occurrence of any of the following events (provided that Section 13 shall survive a termination of this Agreement for ninety (90) days):

                  a. The termination of the Merger Agreement in accordance with its terms;

                  b. The merger of G&P into TTC in accordance with the terms of the Merger Agreement;

                  c. The death of both Shareholders and purchase of such Shareholders' Shares in accordance with the terms hereof;

                  d.       The  termination  of this  Agreement  by  ICBI  under
                           Section 9 hereof; or

                  e.       The written agreement of the Shareholders and ICBI.

         13. Sale by ICBI. If ICBI purchases the Shares of Gilkison or Patterson (but not both) pursuant to this Agreement, and the Merger Agreement terminates, the surviving Shareholder shall have the right to purchase from ICBI the 4,950 Shares formerly held by the deceased Shareholder by cash payment of $1,900,000.00 within 180 days after the Merger Agreement terminates.

         14. Survival. Unless terminated by ICBI under Section 9 hereof, this Agreement shall survive the death of a Shareholder and continue in existence between ICBI and the remaining Shareholder.

         15. Notice. Any notice required to be given under this Agreement shall be considered to have been given when delivered in person to the party to whom it is required to be given, or when delivered in accordance with the notice provisions set forth in Section 8.5 of the Merger Agreement.

         16. Effect of Agreement. This Agreement shall be binding on and inure to the respective benefit of the parties, their successors, assigns, estates and personal representatives, and shall supersede any prior written or oral understanding with regard to the subject matter hereof.

         17. Applicable Law. This Agreement shall be interpreted, governed and enforced in accordance with the laws of the Commonwealth of Virginia regardless of the place of residence or domicile of any Shareholder.

         18. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                            [execution page follows]


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


         IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives, as the case may be, all as of the day and year first above written.


                                             /s/ Robert C. Gilkison
                                             -------------------------------
                                             ROBERT C. GILKISON


                                             /s/ James H. Patterson
                                             -------------------------------
                                             JAMES H. PATTERSON




                                        INDEPENDENT COMMUNITY BANKSHARES, INC.,
                                             a Virginia corporation


                                        By /s/ J. L. Boling
                                           ---------------------------------
                                        Title: Chairman & CEO
                                               -----------------------------

                                    EXHIBIT A

                              Schedule of Policies


     Owner/Beneficiary       Insured          Insurance Company       Policy Number    Amount













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